EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-1 Registration Statement Under the Securities Act of 1933 of (i) our report dated April 12, 2013 for the year ended December 31, 2012, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the financial statements of Canwealth Minerals Corporation which appear in such Registration Statement and related Prospectus for the registration for resale of 8,602,000 shares of Canwealth Minerals Corporation common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, New York

February 10 , 2015